March 8, 2012

Mark D. Thompson
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109

Re:    Accelerated Vesting Under Service-Based Restricted Stock Awards
Dear Mark:
The purposes of this letter is to clarify certain terms of your Employment Agreement, dated as of March 29, 2011, between, Boston Private Financial Holdings, Inc. (the “Company”) and you (the “Employment Agreement”), and the restricted stock awards listed below with respect to the treatment of such restricted stock awards in the event of a termination of your employment with the Company due to your death or disability.

1.    Time-Based Restricted Stock Award (the “May 13, 2011 Award”) granted to you on May 13, 2011 pursuant to that certain Time-Based Restricted Stock Award Agreement (the “May 13, 2011 Award Agreement”): Notwithstanding the provisions of Section 4(c) of the Employment Agreement, all unvested shares granted pursuant to the May 13, 2011 Award shall automatically become fully vested in connection with a termination of your employment due to your death or Disability (as defined in the Employment Agreement).

2.    Matching Restricted Stock Award (the “Matching Award” and together with the May 13, 2011 Award, the “Awards”) granted to you on May 13, 2011 pursuant to that certain Matching Restricted Stock Award Agreement (the “Matching Award Agreement” and together with the May 13, 2011 Award Agreement, the “Award Agreements”): Notwithstanding the provisions of Section 4(c) of the Employment Agreement, all unvested shares granted pursuant to the Matching Award shall automatically become fully vested in connection with a termination of your employment due to your death or Disability (as defined in the Employment Agreement). For purposes of clarity, nothing herein shall override or otherwise affect your obligation to purchase shares of Company Common Stock pursuant to Sections 2(d) and 3 of the Matching Award Agreement.

By countersigning below, you and the Company agree that the Employment Agreement and each Award Agreement governing the Restricted Stock Awards shall be deemed to be amended to the extent necessary to effect the clarifications described in this letter. All other provisions of the Employment Agreement and the Award Agreement for each Restricted Stock Award shall remain in full force and effect according to their respective terms (and, as applicable, the terms and conditions of the applicable stock incentive plan of the Company), and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement or any such Award Agreement (or any applicable stock incentive plan of the Company), except to the extent specifically provided for herein.

Sincerely,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

__/s/ Lynn Thompson Hoffman ________________
Name: Lynn Thompson Hoffman

Title:	Chair, Compensation Committee of the Board of Directors

Agreed and Acknowledged

_/s/ Mark D. Thompson______
Mark D. Thompson

March 8, 2012